EXHIBIT 12

SHARE TRANSFER AGREEMENT

Signed on December 28, 2009 between Medivision Ltd (the "Seller") and U. M. Accelmed LP ("Buyer").

1. Seller hereby sell to Buyer 124,286 ordinary shares of Opthalmic Imaging Systems (the "Shares") for a consideration of $87,000 (the
      "Consideration").

2. Seller declares that the shares are free of any lien or limitation on transferability.

3.    The payment will be done simultaneity.

4. If the actual share transfer will not take place by 3 Business days the agreement will be canceled and the money will be returned.

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U.M Accelmed LP                                       Medivision Ltd.

BUYER ACCOUNT DETAILS:
U.M. Accelmed LP
*  *  *

SELLER ACCOUNT DETAILS:
Medivision Ltd.
*  *  *
*  *  *
*  *  *